Exhibit 1
STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is made as of August 1, 2008, by and between Blue Moon Energy Partners LLC, a Florida limited liability company (the “Buyer”) and Digital Angel Corporation f/k/a Applied Digital Solutions, Inc., a Delaware corporation (the “Seller”).
A. The Seller owns 2,570,000 shares (the "Acquisition Shares") of the currently issued and outstanding shares of common stock of IFTH Acquisition Corp. f/k/a InfoTech USA, Inc., a Delaware corporation (the “Company”), which constitutes approximately 49.9% of the Company’s issued and outstanding common stock as of July 31, 2008.
B. The Buyer is willing to purchase from the Seller, and the Seller is willing to sell to the Buyer, the Acquisition Shares.
For valuable consideration received, the parties agree as follows:
1. Purchase and Sale of the Acquisition Shares.
1.1 Purchase and Sale of the Acquisition Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined herein), the Buyer agrees to purchase from the Seller, and the Seller agrees to sell and convey to the Buyer, all of Seller’s right, title and interest in the Acquisition Shares, free and clear of all liens, claims, security interests, pledges and encumbrances of every kind, except restrictions on transfer imposed by this Agreement, the Securities Act of 1933, as amended, and applicable state securities laws.
1.2 Closing; Deliveries.
(a) The purchase and sale of the Acquisition Shares (the “Closing”) shall take place at the offices of the Seller in Delray Beach, Florida, as soon as practicable, but no later than August 1, 2008, or at such other time and place as the Buyer and the Seller mutually agree upon, orally or in writing.
(b) At the Closing, the Buyer shall pay to the Seller a purchase price of $400,000 for the Acquisition Shares by delivering to the Seller $400,000 by wire transfer of immediately available funds to an account designated by the Seller. The Buyer shall deliver to the Seller such other documents and instruments, in form and substance reasonably satisfactory to the Seller and its counsel, as shall be necessary or desirable in order to consummate the transactions contemplated hereby, each dated the date hereof.
(c) At the Closing, the Seller shall deliver to the Buyer: (i) certificates representing the Acquisition Shares, together with stock powers, duly endorsed in blank in proper form for transfer; and (ii) such other documents and instruments, in form and substance reasonably satisfactory to the Buyer and its counsel, as shall be necessary or desirable in order to consummate the transactions contemplated hereby, each dated the date hereof.

2. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the following representations are true and complete as of the Closing, except as otherwise indicated:
2.1 Organization and Good Standing. The Company is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware.
2.2 Capitalization.
(a) To the Seller’s knowledge, the authorized capital of the Company consists of:
(i) 5,000,000 shares of preferred stock of the Company, none of which have been issued.
(ii) 80,000,000 shares of common stock of the Company (“Common Stock”), approximately 6,007,093 shares of which are issued, 860,695 shares are in treasury, and approximately 5,146,398 shares of which are outstanding immediately prior to the Closing.
(b) As of the date hereof, options to purchase 5,570,000 shares of Common Stock have been granted (4,125,000 of which are vested) and are outstanding and warrants to purchase 300,000 shares of Common Stock are outstanding.
(c) Except as provided in the foregoing paragraph and except as set forth in this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any interests or shares of capital stock. There is not, immediately upon consummation of the transactions contemplated hereby, any agreement or restriction relating to the voting of any shares of the capital stock of the Company.
2.3 Authorization. The Seller has full power and authority to enter into this Agreement. The Agreement, when executed and delivered by the Seller, will constitute valid and legally binding obligations of the Seller, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.
2.4 Valid Issuance of Securities. Except as set forth on Schedule 2.4, the Acquisition Shares that are being transferred to the Buyer are duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and any liens or encumbrances to be created by or imposed by this Agreement. To the Seller’s Knowledge, the Acquisition Shares were issued to the Seller in compliance with all applicable federal and state securities laws and regulations, including, without limitation, in reliance upon an exemption from the registration requirements of such laws pursuant to, inter alia, Section 4(2) and Regulation D of the Securities Act of 1933, as amended, and corresponding state provisions. The term “Knowledge” as used in this Agreement shall mean the actual knowledge of Joseph Grillo and Lorraine Breece.

2.5 No Conflict. Except as set forth on Schedule 2.5, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby (i) will violate or conflict with any provision of the Certificate of Incorporation or Bylaws of the Seller, (ii) is prohibited by or requires the Seller to obtain or make any consent, approval, registration or filing under any law, regulation, judgment, order, decree or other restriction of any government, governmental agency, court, body, department, authority, or other person or entity; or (iii) will result in the creation or imposition of any lien, claim, charge, restriction or encumbrance of any kind or give to any person (other than the Buyer) any interest or right in or with respect to the Acquisition Shares. The Seller is not a party to any contract or subject to any legal restriction that would prevent or restrict complete fulfillment by the Seller of all of the terms and conditions of this Agreement or compliance with any of its obligations hereunder.
2.6 Litigation. There is no action, suit, proceeding or investigation, either at law or in equity, by or before any governmental or other instrumentality or agency or any other entity or person pending or, to the Seller’s Knowledge, threatened against or affecting the Company or any of its properties or assets.
2.7 Intercompany Amounts. Any amounts owing by the Company to the Seller or by the Seller to the Company are listed on Schedule 2.7.
3. Representations and Warranties of the Buyer. At the Closing, the Buyer represents and warrants to the Seller that:
3.1 Organization and Good Standing. The Buyer is a limited liability company duly incorporated and organized, validly existing and in good standing under the laws of the State of Florida.
3.2 Authorization. The Buyer has full power and authority to enter into this Agreement. The Agreement, when executed and delivered by the Buyer, will constitute a valid and legally binding obligation of the Buyer, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.
3.3 Purchase Entirely for Own Account. This Agreement is made with the Buyer in reliance upon the Buyer’s representation to the Seller, which by the Buyer’s execution of this Agreement, the Buyer hereby confirms, that the Acquisition Shares to be acquired by the Buyer will be acquired for investment for the Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Buyer further represents that the Buyer does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Acquisition Shares. The Buyer is knowledgeable and experienced in financial and business matters and is capable of evaluating the merits and risks of an investment in the Acquisition Shares and has the capacity to protect its own interests in connection with the purchase of the Acquisition Shares. The Buyer can bear the economic risks of his investment in the Company including the possible loss of the entire investment.
3.4 Disclosure of Information. The Buyer has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Acquisition Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The Buyer understands that such discussions, as well as the Company’s business plan and any other written information delivered by the Company to the Buyer, were intended to describe the aspects of the Company’s business which it believes to be material. The foregoing does not limit or modify the representations and warranties relating to the Company in Section 2 of this Agreement or the right of the Buyer to rely thereon.
3.5 Restricted Securities. The Buyer understands that the Acquisition Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Buyer must hold the Acquisition Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Buyer acknowledges that the Company has no obligation to register or qualify the Acquisition Shares for resale. The Buyer further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Acquisition Shares, and on requirements relating to the Company which are outside of the Buyer’s control, and which the Company is under no obligation and may not be able to satisfy.
3.6 Accredited Investor. The Buyer is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
4. Conditions of the Buyer’s Obligations at the Closing. The obligations of the Buyer to the Seller under this Agreement at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:
4.1 Representations and Warranties. The representations and warranties of the Seller contained in Section 2 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.
4.2 Performance. The Seller shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3 Compliance Certificate. The Seller shall deliver to the Buyer at the Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.
4.4 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Acquisition Shares pursuant to this Agreement shall be obtained and effective as of the Closing.
4.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer, and the Buyer (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.
4.6 Consents. All necessary third party consents shall have been obtained, including approval of the transactions contemplated hereby by the Seller’s lenders.
5. Conditions of the Seller’s Obligations at the Closing. The obligations of the Seller to the Buyer under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:
5.1 Representations and Warranties. The representations and warranties of the Buyer contained in Section 3 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.
5.2 Performance. The Buyer shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by him on or before the Closing.
5.3 Compliance Certificate. The Buyer shall deliver to the Seller at the Closing a certificate certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled.
5.4 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Acquisition Shares pursuant to this Agreement shall be obtained and effective as of the Closing.
5.5 Consents. All necessary third party consents shall have been obtained, including approval of the transactions contemplated hereby by the Seller’s lenders.
5.6 Board Approval. Approval by the board of directors of the Seller authorizing the transactions contemplated by this Agreement.

6. Covenants.
6.1 Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the exhibits hereto shall be paid by the Buyer at Closing. The Buyer will file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable law, the Seller will join in the execution of any such tax returns and other documentation.
7. Indemnification.
7.1 The Seller agrees to hold harmless, defend, and indemnify the Buyer and its respective officers, directors, employees and agents (the “Buyer Indemnitees”) from and against any and all claims, losses, demands, causes of action, deficiencies, suits, judgments, debts, damages, expenses or liabilities, including reasonable attorneys’ fees and costs (the “Losses”), arising from (i) any inaccuracy in any representation or breach of any warranty of the Seller contained in this Agreement or in any exhibit or schedule, certificate, instrument or other document or agreement executed or delivered by the Seller in accordance with this Agreement; or (ii) any failure by the Seller to perform or observe any covenant, agreement or condition to be performed or observed by it under this Agreement or under any schedule, certificate, instrument or other document or agreement executed by it in accordance with this Agreement.
7.2 The Buyer agrees to hold harmless, defend, and indemnify the Seller and its respective officers, directors, employees and agents (the “Seller Indemnitees”) from and against any and all Losses arising from (i) any inaccuracy in any representation or breach of any warranty of the Buyer contained in this Agreement, in any schedule, certificate, instrument or other document or agreement executed or delivered by the Buyer in accordance with this Agreement; or (ii) any failure by the Buyer to perform or observe any covenant, agreement or condition to be performed or observed by it under this Agreement or under any exhibit, schedule, certificate, instrument or other document or agreement executed by it in accordance with this Agreement.
8. Survival of Representations, Warranties, Etc. (a) All representations, warranties, covenants, and indemnification obligations of the parties shall survive for a period of six (6) months following the Closing. No person shall be liable for any claim for indemnification under this Section 7 and Section 8 unless such claim arises prior to the applicable survival period and a claim notice is delivered to the indemnifying party in writing within 5 days following the expiration of the applicable survival period. No indemnification shall be made to any Buyer Indemnitee or any Seller Indemnitee under Sections 6, 7 and 8 hereto unless and until the aggregate amount of Losses by such indemnitee with respect thereto exceeds $10,000. The maximum liability of the Seller under Sections 7 and 8 hereof shall be $100,000. The maximum liability of the Buyer under Sections 7 and 8 hereof shall be $100,000.
(c) Each party agrees to give prompt written notice to the other party of the assertion of any claim or demand for Losses or the institution of any action, suit, or proceeding in respect of which indemnification may be claimed hereunder and to provide the indemnifying party with an opportunity to participate in the defense or settlement of such action, suit or proceeding at the indemnifying party’s own expense.

9. Miscellaneous.
9.1 Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other party.
9.2 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that state. The parties acknowledge that all of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in the State of Florida, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement may be brought in the state or federal courts of record of the State of Florida in Palm Beach County; (b) consents to the jurisdiction of each such court in any suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.
9.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Agreement via facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
9.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
9.5 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by fax (upon customary confirmation of receipt), or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, or as subsequently modified by written notice, and (a) if to the Buyer, with a copy to Michael Krawitz, Esq., 400 South Pointe Drive, Apartment 2204, Miami, FL 33139, or (b) if to the Seller, with a copy to with a copy to Patricia Petersen, Esq.,1690 South Congress Avenue, Suite 201, Delray Beach, FL 33445, facsimile: 561-276-0977.

9.6 Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Buyer will indemnify and hold harmless the Seller from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Buyer is responsible. The Seller will indemnify and hold harmless the Buyer from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Seller or any of its officers, employees or representatives is responsible.
9.7 Fees and Expenses. Each party shall pay all of his or its own fees and expenses of experts, consultants and the like and other expenses incurred in connection with performing due diligence with respect to this Agreement, the documents referred to herein and the transactions contemplated hereby.
9.8 Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Documents, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
9.9 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Seller and the Buyer. Any amendment or waiver effected in accordance with this Section 9.9 shall be binding upon the Buyer and the Seller and each transferee of the Acquisition Shares, and each future holder of all such securities.
9.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.
9.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
9.12 Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

9.13 Confidentiality. The Buyer and the Seller each agree that, except with the prior written permission of the other party, it shall at all times hold in confidence and trust and not use or disclose the terms of this Agreement. Notwithstanding the foregoing, the Buyer or the Seller each may disclose the terms of this Agreement: (a) as required by any court or other governmental body, provided that the Buyer or the Seller provides the other party with prompt notice of such court order or requirement to enable the other party to seek a protective order or otherwise to prevent or restrict such disclosure; (b) to legal counsel or the financial advisor of the Buyer or the Seller; (c) in connection with the enforcement of this Agreement or rights under this Agreement; or (d) to comply with applicable law. Notwithstanding anything herein to the contrary, the Seller have the right, as required by law and the rules and regulations of the Securities and Exchange Commission and the Nasdaq Stock Market, to publicly disclose this Agreement and the transactions contemplated hereby without the prior written approval of the Buyer. The provisions of this Section 6.14 shall survive the termination of this Agreement.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:

BLUE MOON ENERGY PARTNERS LLC

By:	/s/ William J. Caragol

Print Name:	William J. Caragol

Title:	Manager

Address:

Facsimile:

SELLER:

DIGITAL ANGEL CORPORATION

By:	/s/ Lorraine M. Breece

Print Name:	Lorraine M. Breece

Title:	SVP, CFO

Address:	1690 South Congress Ave., Suite 201

Delray Beach, Florida 33445

Facsimile:	561-276-0977